EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 7, 2006	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS PRELIMINARY 1ST QTR FY 2006 TOTALS FOR HOME BUILDING REVENUES,

BACKLOG AND CONTRACTS.

Horsham, PA, February 7, 2006 -- Toll Brothers, Inc., (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported that, for its first quarter ended January 31, 2006, home building revenues rose 35% to approximately $1.33 billion; first quarter-end backlog rose 22% to approximately $5.95 billion; and signed contracts of approximately $1.14 billion declined 21% compared to FY 2005’s record first quarter results. The revenue and backlog totals were first quarter records, while contracts were the second highest first quarter total in the Company’s history.

These results are preliminary and unaudited. The Company will announce final totals when it releases first-quarter earnings results on February 23, 2006.

Robert I. Toll, chairman and chief executive officer, stated: “Selling homes this first quarter was certainly more difficult than one year ago; we faced a particularly challenging comparison to last year, as signed contracts in FY 2005 rose 60% versus FY 2004. We experienced softening demand, to varying degrees, in a number of markets and continue to be constrained by long delivery times at many of our communities. During this first quarter, about 43% of our communities were operating with projected delivery times of eleven months or more. We believe when expectations of home price appreciation are strong, buyers are willing to wait a year or more for their homes; when their expectations are more modest, they are less willing to commit so far in the future.

“Demand at our communities, which began to soften in early September, now appears to be improving, although demand pressure from speculators has certainly passed. We continue to open new communities and increase our community count, which, we believe, will help to increase contracts as the year progresses. We ended the quarter with 257 communities, having opened 17 new ones in the last two weeks of our first quarter. While these new communities opened too late to contribute to first quarter contracts, they are in position to contribute in the second quarter.  Last year’s second quarter contracts, however, grew 38% versus second quarter FY 2004, so comparisons will remain challenging.

“Although demand is not as strong as it was one year ago, most of our markets remain fundamentally healthy, based on job and income growth data. Some markets are experiencing the temporary overhang of higher inventory levels as the past year’s speculative buyers in these markets are now becoming sellers. Once this excess inventory clears the market, we expect that the fundamentals of constrained lot supplies and demographics-driven demand should return. Since the number of affluent households continues to increase and we control more than 86,000 home sites in many of the nation’s most lot-constrained and affluent markets, we believe we are positioned for long-term prosperity.

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“Our deliveries this quarter were below our projections due to a variety of factors. Delays in obtaining certificates of occupancy, construction inspections and utility hook-ups were the primary reasons. Based on our first quarter results, including the decline in our signed contracts, we now estimate we will deliver between 9,200 and 9,900 homes during our fiscal year ending October 31, 2006. That compares to our 8,769 deliveries in FY 2005 and our previous FY 2006 guidance of 9,500 to 10,200 home deliveries. In addition, we expect to report between $280 million and $300 million in revenues from mid- and high-rise urban projects using the percentage of completion method of accounting during FY 2006. We will be updating our earnings estimates during our earnings conference call on February 23, 2006.

“During the first quarter, we bought back approximately 630,000 shares at an average price of $34.61. In FY 2005’s fourth quarter, we repurchased nearly 1.98 million shares. We expect to continue to repurchase shares on an opportunistic basis; we are authorized to purchase an additional 15.1 million shares under our current buyback program.”

Toll Brothers’ preliminary financial highlights for the three-month period ended January 31, 2006 (unaudited):

•
In FY 2006, the Company’s first-quarter-end backlog of approximately $5.95 billion increased 22% over FY 2005’s first-quarter-end backlog of $4.89 billion, the previous first-quarter record. FY 2006’s total included $128.3 million of beginning backlog from Maxwell Place, which previously had been included in unconsolidated entities.  In addition, at the end of first quarter 2006, unconsolidated entities in which the Company had an interest had a backlog of approximately $20.8 million.

•
FY 2006 first-quarter home building revenues of approximately $1.33 billion increased 35% over FY 2005’s first-quarter home building revenues of $989.1 million, the previous first-quarter record. Revenues from land sales totaled approximately $4.5 million in FY 2006’s first quarter, compared to $1.2 million in FY 2005’s first quarter.

•
In addition, in the Company’s FY 2006 first quarter, unconsolidated entities in which the Company had an interest delivered approximately $52.1 million compared to $26.5 million during the same period in fiscal 2005. The Company’s share of profits from the delivery of these homes is included in ‘Equity Earnings in Unconsolidated Entities’ on the Company’s Income Statement.

•
The Company’s FY 2006 first-quarter contracts of approximately $1.14 billion declined by 21% compared to FY 2005’s first-quarter contracts of $1.44 billion, the first-quarter record. In addition, in first quarter 2006, unconsolidated entities in which the Company had an interest signed contracts of approximately $16.8 million.

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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, February 7, 2006, to discuss these results.  To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”.  Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.  The call can be heard live with an on-line replay which will follow and continue through February 22, 2006.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986.  Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TOL”.  The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 500 Company and #102 on the Forbes Platinum 400 based on five-year annualized total return performance, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company now sponsors the Toll Brothers - Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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	UNITS		$ (MILL)

	1st Qtr. 2006	1st Qtr. 2005	1st Qtr. 2006	1st Qtr. 2005

HOME BUILDING REVENUES
Northeast (CT, MA, NJ, NY, RI)	308	229	196.0	123.3
Mid-Atlantic (DE, MD, PA, VA)	589	663	393.5	386.9
Midwest (IL, MI, MN, OH)	109	95	75.6	57.0
Southeast (FL, NC, SC)	397	155	212.9	84.4
Southwest (AZ, CO, NV, TX)	340	248	247.3	155.8
West (CA)	136	200	152.7	181.7

Total traditional	1,879	1,590	1,278.0	989.1
Percentage of completion*			55.0

Total consolidated	1,879	1,590	1,333.0	989.1
Unconsolidated entities	99	63	52.1	26.4

	1,978	1,653	1,385.1	1,015.5

CONTRACTS
Northeast (CT, MA, NJ, NY, RI)	198	319	135.3	200.7
Mid-Atlantic (DE, MD, PA, VA)	456	767	313.4	471.4
Midwest (IL, MI, MN, OH)	67	112	42.1	78.0
Southeast (FL, NC, SC)	254	379	164.1	202.3
Southwest (AZ, CO, NV, TX)	307	366	229.4	254.3
West (CA)	113	228	124.6	233.4

Total traditional	1,395	2,171	1,008.9	1,440.1
Percentage of completion*	149	2	130.4	3.0

Total consolidated	1,544	2,173	1,139.3	1,443.1
Unconsolidated entities	28	36	16.8	15.6

	1,572	2,209	1,156.1	1,458.7

BACKLOG
Northeast (CT, MA, NJ, NY, RI)	1,242	1,118	841.1	676.8
Mid-Atlantic (DE, MD, PA, VA)	2,197	2,349	1,486.3	1,456.8
Midwest (IL, MI, MN, OH)	401	463	285.5	305.4
Southeast (FL, NC, SC)	1,877	894	1,028.4	517.1
Southwest (AZ, CO, NV, TX)	1,816	1,469	1,291.2	948.2
West (CA)	573	941	642.0	916.2

Total traditional	8,106	7,234	5,574.5	4,820.5

Percentage of completion*
Undelivered	529	58	429.7	67.4
Less, revenue recognized			(55.0)

Net percentage of completion	529	58	374.7	67.4

Total consolidated	8,635	7,292	5,949.2	4,887.9
Unconsolidated entities	32	147	20.8	65.0

	8,667	7,439	5,970.0	4,952.9

*Mid- and High-Rise projects that are accounted for under the percentage of completion accounting method. See details below.

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PERCENTAGE OF COMPLETION

	UNITS		$ (MILL)

	1st Qtr. 2006	1st Qtr. 2005	1st Qtr. 2006	1st Qtr. 2005

HOME BUILDING REVENUES
Northeast			38.0
Southeast			17.0

Total			55.0	—

CONTRACTS
Northeast	131		116.4
Mid-Atlantic	13		5.3
Southeast	—	2	4.7	3.0
Southwest	5		4.0

Total	149	2	130.4	3.0

BACKLOG
Northeast	402		299.2
Mid-Atlantic	43		18.3
Southeast	72	58	102.7	67.4
Southwest	12		9.5
Less, revenue recognized			(55.0)

Total-Net	529	58	374.7	67.4

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